EXHIBIT 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-225817, 333-189089, 333-159563, 333-136109, 333-16905, 333-99749, and 333-214359) of Forrester Research, Inc. of our report dated July 25, 2018 relating to the financial statements of SiriusDecisions, Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut
March 21, 2019